UNITED STATES COURT OF APPEALS
                             FOR THE SIXTH CIRCUIT
                                Case No. 03-1609

                          ---------------------------

                               LIONEL Z. GLANCY,

                              PLAINTIFF-APPELLANT,

                                       v.

                         TAUBMAN CENTERS, INC., et al.

                             DEFENDANTS-APPELLEES.

                          ---------------------------

                ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                               SOUTHERN DIVISION

                          ---------------------------

                         PROOF REPLY BRIEF OF APPELLANT

                          ---------------------------


                                      Marc L. Newman (P51393)
                                      MILLER SHEA, P.C.
                                      1301 West Long Lake Road, Suite 135
                                      Troy, MI 48098
                                      Telephone:  (248) 267-8200

     MILBERG WEISS BERSHAD            Geoffrey P. Miller
       HYNES & LERACH LLP             40 Washington Square South
     Melvyn I. Weiss                  Suite 411G
     Steven G. Schulman               New York, NY 10012
     Seth D. Rigrodsky                Telephone: (212) 998-6329
     One Pennsylvania Plaza
     New York, NY 10119
     Telephone:  (212) 594-5300

     WECHSLER HARWOOD LLP             SCHIFFRIN & BARROWAY, LLP
     Robert I. Harwood                Marc A. Topaz
     488 Madison Avenue               Three Bala Plaza East, Suite 400
     New York, NY 10022               Bala Cynwyd, PA 19004
     Telephone: (212) 935-7400        Telephone: (610) 776-7056

                               TABLE OF CONTENTS

TABLE OF AUTHORITIES.........................................................iii

SUMMARY OF THE ARGUMENT........................................................1

ARGUMENT.......................................................................3

I.    THE TRIAL COURT ERRED IN HOLDING THAT THE
      CITIZENSHIP OF THE TG PARTNERSHIP MUST BE
      CONSIDERED FOR DIVERSITY PURPOSES REGARDLESS
      OF WHETHER THAT ENTITY IS AN INDISPENSABLE
      PARTY....................................................................3

II.   THE TG PARTNERSHIP IS NOT AN INDISPENSABLE
      PARTY....................................................................4

      A.  THE TG PARTNERSHIP IS NOT PREJUDICED BY NON-
          JOINDER..............................................................5

          1.  GLANCY COMPLAINT DOES NOT SEEK RELIEF
              AGAINST THE TG PARTNERSHIP.......................................5

          2.  THE TG PARTNERSHIP'S INTERESTS ARE ADEQUATELY
              PROTECTED BY ROBERT AND WILLIAM
              TAUBMAN.........................................................10

      B.  OTHER FACTORS UNDER RULE 19(b) FAVOR THE
          CONCLUSION THAT THE TG PARTNERSHIP IS NOT
          INDISPENSABLE.......................................................13

      C.  THE CASES CITED BY APPELLEES ARE NOT
          RELEVANT............................................................15

III.  GLANCY ESTABLISHED THE AMOUNT IN CONTROVERSY
      FOR PURPOSES OF 28 U.S.C. s.s. 1332(a)..................................18

      A.  GLANCY'S DERIVATIVE CLAIMS SATISFY THE
          AMOUNT-IN-CONTROVERSY REQUIREMENT...................................18

      B.  THE DISTRICT COURT HAD SUPPLEMENTAL JURISDICTION
          OVER THE CLASS CLAIMS...............................................20

      C.  THE CLASS CLAIMS SATISFIED THE AMOUNT-IN-
          CONTROVERSY REQUIREMENT.............................................21

CONCLUSION....................................................................30

CERTIFICATE OF COMPLIANCE PURSUANT TO
FRAP 32(A)(7)

CERTIFICATE OF SERVICE

                              TABLE OF AUTHORITIES

Cases:
-----

ALFONSO V. HILLSBOROUGH COUNTY AVIATION AUTH.,
308 F.2d 724 (5th Cir. 1962)..............................................22, 27

ALVAREZ V. PAN AMERICAN LIFE INS. CO.,
375 F.2d 992 (5th Cir.), cert. denied, 309 U.S. 827 (1967)....................27

BASICOMPUTER CORP. V. SCOTT,
973 F.2d 507 (6th Cir. 1992)..................................................24

BEDELL V. H.R.C. LTD.,
522 F. Supp. 732 (E.D. Ky. 1981)..............................................24

BUTCHERS' & Drovers' Stock-Yards Co. v. Louisville & N.R. Co,
67 F.35 (6th Cir. 1895).......................................................22

CINCINNATI INS. CO. V. ZEN DESIGN GROUP, LTD.,
329 F.3d 546 (6th Cir. 2003)..................................................25

CLINTON V. BABBITT,
180 F.3d 1081 (9th Cir. 1999)..................................................2

COHEN V. OFFICE DEPOT, INC.,
204 F.3d 1069 (11th  Cir. 2000), cert. denied, 531 U.S. 957 (2000)............22

CORNHILL INSURANCE PLC V. VALSAMIS, INC.,
106 F.3d 80 (5th Cir. 1997), cert. denied, 522 U.S. 818 (1997)................14

CREER V. MICHIGAN NATIONAL CORP.,
1990 U.S. Dist. Lexis 19725 (E.D. Mich. July 16th, 1990)......................19

CROSBY V. AMERICA ONLINE,
967 F. Supp. 257 (N.D. Ohio 1997).............................................24

EAGLE V. AMERICAN TELEPHONE AND TELEGRAPH CO.,
769 F.2d 541 (9th Cir. 1985), cert. denied,
475 U.S. 1084 (1986)..................................................28, 29, 30

EDGERTON V. ARMOUR & Co.,
94 F. Supp. 549 (S.D. Cal. 1950)..............................................30

GAFFORD V. GEN. ELEC. CO.,
997 F.2d 150 (6th Cir. 1993)..................................................30

GENERAL INV. CO. V. LAKE SHORE & M.S. Ry. Co.,
250 F. 160 (6th Cir. 1918), aff'd, 260 U.S. 261 (1922)........................15

GIBSON V. CHRYSLER CORP.,
261 F.3d 927 (9th Cir. 2001), cert denied sub nom. DAIMLERCHRYSLER V.
GIBSON, 534 U.S. 1104 (2002)..................................................20

GILMAN V. BHC SECURITIES, INC.,
104 F.3d 1418 (2d Cir. 1997)..................................................28

GOLDSMITH V. SUTHERLAND,
426 F.2d 1395 (6th Cir.), cert. denied, 400 U.S. 960 (1970)...................23

GOVERNMENT EMP. INS. CO. V. LALLY,
327 F.2d 568 (4th Cir. 1964)..................................................22

HUNT V. WASHINGTON STATE APPLE ADVER. COMM'N,
432 U.S. 333 (1977)...........................................................24

IN RE CARDIZEM CD ANTITRUST LITIGATION,
90 F. Supp. 2d 819 (E.D. Mich. 1999)..........................................24

IN RE BRAND NAME PRESCRIPTION DRUGS ANTITRUST LITIG.,
123 F.3d 599 (7th Cir. 1997), cert. denied sub nom.
ABBOTT LABORATORIES V. HUGGINS, 522 U.S. 1153 (1998)..........................21

IN RE FORD MOTOR COMPANY/CITIBANK (SOUTH DAKOTA),
N.A., CARDHOLDER REBATE PROGRAM LITIGATION,
264 F.3d 952 (9th Cir. 2001), cert. dismissed, 537 U.S. 1 (2002)...........26,28

KLAUS V. HI-SHEAR CORP.,
528 F.2d 225 (9th Cir. 1975)..................................................17

KOSTER V. LUMBERMENS MUTUAL CASUALTY CO.,
330 U.S. 518 (1947)...........................................................19

LOCAL 670 V. INTERNATIONAL UNION, UNITED RUBBER,
CORK, LINOLEUM & PLASTIC WORKERS OF AMERICA,
822 F.2d 613 (6th Cir. 1987), cert. denied, 484 U.S. 1019 (1988)..............12

LOIZON V. SMH SOCIETE SUISSE DE MICROELECTRONICS,
950 F. Supp. 250 (N. D. Ill. 1996)............................................30

MCINTIRE V. FORD MOTOR CO.,
142 F. Supp. 2d 911 (S.D. Ohio 2001)..........................................24

NORTHROP CORPORATION V. MCDONNELL-DOUGLAS CORPORATION,
705 F.2d 1030 (9th Cir. 1983), cert. denied, 464 U.S. 849 (1983)...............9

OKLAHOMA RETAIL GROCERS ASSOC. V. WAL-MART STORES, INC.,
605 F.2d 1155 (10th Cir. 1979)................................................22

OLDEN V. LAFARGE CORP.,
203 F.R.D. 254 (E.D. Mich. 2001)..............................................20

PENNSYLVANIA R. CO. V. CITY OF GIRARD,
210 F.2d 437 (6th Cir. 1954)..................................................23

PINKSTON V. BROTHERHOOD OF LOCOMOTIVE FIREMEN & Enginemen,
69 F.2d 600 (6th Cir. 1934), aff'd, 293 U.S. 96 (1934)........................23

RENO V. CATHOLIC SOCIAL SERVICES, INC.,
509 U.S. 43 (1993)............................................................20

ROGERS V. WAL-MART STORES, INC.,
230 F.3d 868 (6th Cir. 2000), cert. denied, 532 U.S. 953 (2001)...............30

ROSMER V. PFIZER, INC.,
263 F.3d 110 (4th Cir. 2001)..................................................20

SELLERS V. O'CONNELL,
701 F.2d 575 (6th Cir. 1983)...............................................18,29

SHELTON V. EXXON CORP.,
843 F.2d 212 (5th Cir. 1988) .................................................14

SHIELDS V. THOMAS,
58 U.S. 3 (1854)..............................................................30

SKOKOMISH INDIAN TRIBE V. FRANCE,
269 F.2d 555 (9th Cir. 1959)..................................................30

SMITH V. UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA,
685 F.2d 164 (6th Cir. 1982)..................................................14

SNOW V. FORD MOTOR CO.,
561 F.2d 787 (9th Cir. 1977)..................................................22

ST. PAUL MERCURY INDEMNITY CO. V. RED CAB CO.,
303 U.S. 283 (1938)...........................................................18

STEINWAY V. MAJESTIC AMUSEMENT CO.,
179 F.2d 681 (10th Cir. 1949), cert. denied, 339 U.S. 947 (1950)..............17

TROY BANK V. G. A. WHITEHEAD & Co.,
222 U.S. 39 (1911).........................................................26,30

TUCKER V. NATIONAL LINEN SERV. CORP.,
200 F.2d 858 (5th Cir. 1953), cert denied, 346 U.S. 817 (1953)................16

WISCONSIN ELECTRIC CO. V. DUMORE CO.,
35 F.2d 555 (6th Cir. 1929)...................................................23

ZAHN V. INTERNATIONAL PAPER CO.,
414 U.S. 291 (1974)...........................................................26

Federal Statutes and Rules:
---------------------------

28 U.S.C. ss. 1367(a).........................................................20

28 U.S.C. ss. 1332(a).....................................................PASSIM

Other Authorities:
-----------------

Mich.  Comp.  Laws ss. 450.1493a..............................................19

                            SUMMARY OF THE ARGUMENT

     Appellees' brief seeks to sustain the District Court's ruling on two theories: (1) the TG partnership was an indispensable party which could not be joined without destroying diversity of citizenship; and (2) the amount in controversy did not exceed $75,000. Neither theory is sustainable.

     Appellees fail to provide any justification for the District Court's clearly erroneous holding that the citizenship of an absent person must be considered for diversity of citizenship purposes merely because its interests might be "affected" if the relief sought were granted.

     Nor do Appellees provide a reason for considering the TG partnership an indispensable party. They do not contend that Glancy's omission of the TG partnership from this action was in any sense collusive or wrongful. Nor do they deny that, in general, the plaintiff as master of the complaint is entitled to join or omit parties even for the purpose of creating or destroying federal jurisdiction.

     Appellees fundamentally misconceive the nature of the relief sought here by repeatedly and erroneously asserting that Glancy demands an injunction against the TG partnership. Glancy has no dispute with the TG partnership. He does not seek to prohibit the partnership from voting its

Series B stock, nor does he ask that TCI be barred from recognizing the partnership's stock or counting its votes. Even if all the relief sought in the present case were granted, the TG partnership's legal rights would not change. Glancy seeks relief only against the parties named in the complaint.

     The fact that the partnership's interest in its stock might be INDIRECTLY affected, in various ways, if the relief sought in the present case were granted is not enough to establish it as an indispensable party. Corporate litigation would be impossible if shareholders were deemed indispensable whenever stock which they hold could be affected by the relief sought.

     In any event, the interests of the TG partnership were fully and fairly represented by Robert and William Taubman, named parties whose interests were identical with those of the partnership and who vigorously presented the case for preserving the voting rights of the Series B stock. Because the TG partnership was adequately represented, its interests were not adversely affected by not being joined. Accordingly, Appellees did not meet their burden of persuasion in arguing for dismissal based on failure to join an indispensable party. SEE CLINTON V. BABBITT, 180 F.3d 1081, 1088 (9th Cir. I 999).

     Glancy established the requisite amount-in-controversy under ss. 1332(a). As to the derivative claims, the jurisdictional amount is determined from the perspective of the corporation and is clearly satisfied. The remaining claims are cognizable within the District Court's supplemental jurisdiction. Glancy's failure to make a demand on the TCI board does not establish to a legal certainty that the amount in controversy is less than $75,000.

     Glancy also independently satisfied the jurisdictional amount with respect to the class claims. The injunctive relief demanded in the complaint satisfies the jurisdictional amount if judged from the defendant's standpoint. Even evaluated from the plaintiff's standpoint the jurisdictional amount is satisfied because the class members have a common and undivided interest in the requested relief.

                                    ARGUMENT

   1. THE TRIAL COURT ERRED IN HOLDING THAT THE CITIZENSHIP OF THE TG PARTNERSHIP MUST BE CONSIDERED FOR DIVERSITY PURPOSES REGARDLESS OF WHETHER THAT ENTITY IS AN INDISPENSABLE PARTY

     Judge Roberts dismissed Glancy's complaint, in part, on the ground that, regardless of whether the TG Partnership is an indispensable party, its citizenship had to be considered for purposes of ss. 1332. She based this conclusion on the facts that (a) A. Alfred Taubman owns the corporate general partner of the TG partnership and (b) the TG partnership's interests might be "affected" if the relief sought were granted.

     The District Court's analysis was fundamentally flawed and cannot be sustained. Nothing in Appellees' brief refutes this conclusion. Appellees simply fall back on the erroneous idea that the citizenship of all real parties in interest must be considered for purposes of diversity jurisdiction, even if those persons are not parties to the action. This fallacy is based on a misreading of cases holding that the citizenship of an absent party may be considered for diversity purposes where the named party is NOT a real party in interest but rather merely acts as a proxy for another person who is the real party in interest. These cases are inapposite. The named parties here are undoubtedly real parties in interest, and not mere stand-ins for the TG partnership. Requiring consideration of the citizenship of all real parties in interest, as suggested by Appellees, would work a revolution in federal practice and certainly should not be imposed by a court in the absence of congressional action.

   II. THE TG PARTNERSHIP IS NOT AN INDISPENSABLE PARTY

     Appellees' arguments that the TG partnership is indispensable are equally unavailing. Not only are these arguments premised on a misreading of the nature of the relief sought, but they also fail to account for the fact that the interests of the partnership are fully protected by Robert and William Taubman.

   A. THE TG PARTNERSHIP IS NOT PREJUDICED BY NON-JOINDER

     Appellees argue, first, that the TG partnership is an indispensable party because its rights would be prejudiced if it is not joined in the present litigation (Appellees' Brief, p. __). This argument fails for two reasons.

   1. GLANCY COMPLAINT DOES NOT SEEK RELIEF AGAINST THE TG PARTNERSHIP

     First, Appellees mischaracterize the nature of the relief requested in this litigation. Glancy has no dispute with the TG partnership. He makes no claim that the TG partnership has committed any wrongdoing, is invalidly constituted, owes him any money, or owes him any duties whatsoever. Nor is there any evidence that the interests of the partnership are bound up in a complex web of contracts with those of a named defendant. The partnership is simply the holder of TCI's Series B stock. But, as demonstrated in Glancy's opening brief, that capacity alone does not make the partnership indispensable.

     Appellees repeatedly assert that the TG partnership's interests are implicated because Glancy seeks an order voiding the voting rights of ALL Series B stock, including the stock held by the partnership. (EG., Appellees'

Brief, pp. 3, 17, 29, 30-31, 36). They warn of "dire" consequences if Glancy succeeds. (ID. at 30). But Glancy did NOT seek to void the voting rights of all the Series B stock. His complaint sought to enjoin only certain actions of the "INDIVIDUAL DEFENDANTS." (R.8 Amended Verified Class Action and Derivative Complaint p. 1, Apx. Pg. __ (emphasis supplied)). The complaint sought no relief against parties not before the court.

     Appellees' mischaracterization of the relief sought is apparently based on language in the complaint referring to the "Taubman family" or "Taubman defendants." Although in ordinary usage the "Taubman family" would include various individuals not joined here (including Alfred A. Taubman), these words are used in the operative sections of the complaint in a more specific sense. In context, the terms "Taubman family" or "Taubman defendants" refer to Robert S. Taubman and William S. Taubman, individuals who are joined as defendants in this action. (SEE R.8 Amended Verified Class Action and Derivative Complaint p.p. 2-3, Apx. pg. __ (individual defendants, and "[S]PECIFICALLY, THE TAUBMAN DEFENDANTS") (emphasis supplied); R.7 Memorandum in Support of Shareholder Plaintiff's Motion for a Preliminary Injunction pg. 1, Apx. pg. __ ("Taubman family AND OTHER DEFENDANTS") (emphasis supplied); ID. pg. 12, Apx. pg.

_______) ("defendants, AND PARTICULARLY THE TAUBMAN FAMILY")(emphasis supplied)).1

     Each and every element of relief sought in this action would be enforceable only against the individual defendants specifically named in the complaint. Glancy did not seek to enjoin the TG partnership from voting its Series B stock. He not seek to enjoin A. Alfred Taubman from voting these shares. Nor did Glancy seek an order compelling TCI to cancel the TG partnership's stock or refuse to count its votes. Even if Glancy were to win this case in every respect, the District Court's judgment would not in itself restrict the legal rights of the partnership.

     Appellees' misunderstanding as to the nature of the relief sought apparently leads them to distort the District Court's factual findings. Appellees describe the District Court as finding that "TG's shares would be IMPAIRED if Glancy's requested relief were to be granted." (Appellees' Brief at 20 (emphasis supplied)). The word "impaired" nowhere appears in the District Court's decision. Judge Roberts found, instead, that "if Glancy's relief is granted, the shares that A. Alfred Taubman controls through the TG

--------------
1 Glancy, of course, was allied with the plaintiffs in the SIMON litigation. To the extent (if any) that his references to the "Taubman family" could be construed as including the elder Mr. Taubman, the purpose and effect was to provide rhetorical support for the plaintiffs' arguments in the parallel case in which A. Alfred Taubman was a party.

partnership would be AFFECTED." (R. 15 Amended Opinion & Order, pg. 20; Apx. pg. __ (emphasis supplied). The difference is important. "Impaired" suggests that the relief sought by Glancy would directly alter the TG partnership's legal rights. But because neither the TG partnership nor A. Alfred Taubman is a party to this litigation, no such negative impact would occur.

     It is true that if Glancy's relief were granted, the TG partnership's interest in its stock could be "affected." For example, an order granting the requested relief might help the Simon offer to succeed, which in turn could have an impact on the Series B shares. Some other purchaser might step in as a "white knight" to acquire TCI, again with a potential effect on Series B shares. TCI's incumbent management might attempt some other defensive strategy which would dilute or otherwise affect voting rights in the Series B shares. Similarly, the TG partnership's Series B stock could be affected by the District Court's rulings on Glancy's legal contentions. In arguing that TCI's board lacked authority to issue the Series B stock, Glancy observed that the usual remedy would be cancellation of the improper shares (R.7 Memorandum in Support of Preliminary Injunction pg. 4-5, Apx. pg. __). Glancy also argued that the Taubman family could not rightfully vote their Series B stock to prevent shareholders from considering the Simon offer.

(ID.) A victory for Glancy on these theories might trigger subsequent legal proceedings, either against TCI seeking cancellation or non-recognition of the Series B stock, or against A. Alfred Taubman seeking to enjoin him from voting stock he owns or controls. But the complaint does not seek such relief. Glancy seeks relief only against the individual defendants, including those Taubman family members who are named in this proceeding.

     Because the TG partnership's interest in this litigation is not based on exposure to an IN PERSONAM judgment with binding legal effect, but only on speculative future consequences, it can be doubted whether the partnership is even a necessary party under Rule 19(a). SEE NORTHROP CORPORATION V. MCDONNELL-DOUGLAS CORPORATION, 705 F.2d 1030, 1046 (9h Cir. 1983), cert. denied, 464 U.S. 849 (1983) (speculation about a future event ordinarily does not render parties potentially affected by that event necessary). This Court need not resolve that question, however. Even if the partnership is considered necessary, the mere fact that its stock might be "affected" by the relief sought is not sufficient to establish its status as an indispensable party under Rule 19(b).

     Once the scope of the relief sought is clarified, there appears to be no dispute over the Rule 19 analysis. Appellees CONCEDE that an absent shareholder is not indispensable to a lawsuit seeking to enjoin the named parties from voting, so long as the absent party will not be subject to the injunction. (SEE Appellees' Brief, pg. 35 n.20 (acknowledging that absent shareholders are not indispensable if the plaintiff joins "those shareholders whom he seeks to enjoin from voting.")) This is precisely the situation here:
Glancy seeks an injunction only against those shareholders who are properly joined in the action.

   2. THE TG PARTNERSHIP'S INTERESTS ARE ADEQUATELY PROTECTED BY ROBERT AND WILLIAM TAUBMAN

     As demonstrated in Glancy's opening brief, to the extent that the TG partnership's interests are at stake, they are fully protected by Robert S. Taubman and William S. Taubman, parties who are before the court. Accordingly, the TG partnership would not suffer prejudice if not joined. Nothing in Appellees' brief negatives this conclusion.

     Robert and William Taubman have a powerful interest in this case, not only as shareholders, but also as members of TCI's board of directors and as part of the family group which allegedly dominates TCI's affairs. Together with the other named defendants, Robert and William Taubman have vigorously resisted and continue to resist the Simon offer, in large measure by seeking to preserve the voting rights of Series B stock. Appellees point to NO differences between the interests of Robert and

William Taubman and those of the TG partnership. They avoid this effort because it would be futile: as regards this litigation, Robert and William Taubman and the TG partnership have a complete overlap - indeed an identity - of interests.

     Nor do Appellees demonstrate any respect in which Robert and William Taubman could be deemed inadequate champions of their own and the TG partnership's interests. The fact that Robert and William Taubman own "only 500,000" shares of Series B stock (SEE Appellees' Brief at 31) hardly suggests that they would be inadequate. Robert and William Taubman have a large interest in the outcome of this litigation, not only by virtue of their extensive share holdings, but because of their manifest concern with maintaining control over TCI in the family group. As Appellees' brief itself demonstrates, moreover, Robert and William Taubman are represented by extraordinarily able attorneys who are fully capable of presenting the Taubman interests, and those of the TG partnership, in the best possible legal light.

     This Circuit recognizes that adequate representation can obviate the need to join an absent person. SEE LOCAL 670 V. INTERNATIONAL UNION, UNITED RUBBER, CORK, LINOLEUM & PLASTIC WORKERS OF AMERICA, 822 F.2d 613 (6th Cir. 1987), cert. denied, 484 U.S. 1019 (1988). Appellees' attempt to distinguish LOCAL 670 is unsound. The plaintiff in LOCAL 670, a Tennessee union, sued an employer for breach of the collective bargaining agreement on the ground that the employer had shifted work to California. The party asserted to be indispensable was a California union that contracted to do the work in question. The California union had an obvious interest in upholding the validity of its contract, ID. at 620, as well as in avoiding arbitration of the Tennessee dispute or, if arbitration could not be avoided, in ensuring that it took place in a location where the California union could participate. ID. at 622. In concluding that the California union was not indispensable, despite these interests, this Court observed:

     Local 703's interest in THIS proceeding is ADEQUATELY REPRESENTED by the company, which has the IDENTICAL INTEREST in not only avoiding arbitration, with its attendant risk of voiding the Hanford agreement, but also in proceeding to arbitration, if necessary, in a location where Local 703 may participate so that the rights and duties of the company with respect to both locals can be effectively determined. ID. (emphasis supplied in part).

By like reasoning, the TG partnership's interests are adequately represented by Robert and William Taubman, parties to the litigation who have identical interests to the partnership with respect to the issue in which the partnership is concerned.

   B. OTHER FACTORS UNDER RULE 19(B) FAVOR THE CONCLUSION THAT THE TG PARTNERSHIP IS NOT INDISPENSABLE

     Rule 19(b) requires a weighing of several factors in addition to whether the absent party would be prejudiced by a judgment rendered in its absence. These additional factors favor the conclusion that the TG partnership is not indispensable.

     First, it is clear that no other party would be prejudiced if the TG partnership is not joined. Appellees do not argue that their interests would be harmed if the partnership is omitted, and Glancy agrees that his interests would not be harmed.

     Second, the District Court has the ability to design relief in order to protect the interests of the TG partnership. By crafting an order specifying and limiting the scope of injunctive relief, the District Court could clarify that any such remedy would impose no obligations on the partnership and would modify none of its legal rights.2

     Third, a judgment rendered in the absence of the TG partnership would be adequate. It is the plaintiff's initial responsibility to determine the extent and nature of relief sought, and if such relief can be obtained in a

--------------
2 Such an order would not, as Appellees contend, "cut the heart out of Glancy's requested relief." (Appellees' Brief at 31). This is all Glancy sought in the first place.

person's absence, this suggests the person is not indispensable. Even if the TG partnership is not joined the relief sought would afford "meaningful relief" to all parties. SMITH V. UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA, 685 F.2d 164, 166 (6th Cir. 1982).

     The requested remedy, moreover, would not impose inconsistent or conflicting obligations on any party. COMPARE SHELTON V. EXXON CORP., 843 F.2d 212, 218 (5th Cir. 1988) (threat of inconsistent obligations can make a party indispensable). Although the relief sought would not finally resolve the legality of voting rights of all stock held or controlled by the extended Taubman family (including A. Alfred Taubman), the possibility of multiple litigation is not sufficient to make a party indispensable so long as inconsistent obligations are not threatened. CORNHILL INSURANCE PLC V. VALSAMIS, INC., 106 F.3d 80, 84 (5TH Cir. 1997), cert. denied, 522 U.S. 818 (1997).
Moreover, because the voting rights of stock held or controlled by A. Alfred Taubman are presently in issue in the related SIMON litigation, a judgment finally resolving the matters in dispute as to all Taubman family shares can be expected in proceedings now pending in the Eastern District of Michigan.

     The final factor under Rule 19(b) is whether the plaintiff will have an adequate remedy if the action is dismissed for non-joinder. The affected parties could attempt to seek redress in state court if the federal case is dismissed. The question however is whether such a remedy would be adequate. Judge Roberts' decision below allowed the SIMON litigation to proceed even while dismissing Glancy's complaint. As a practical matter, given the urgency of the matter, the federal proceeding will in all probability be the vehicle for resolution of the claims contained in Glancy's complaint whether or not Glancy is allowed to participate.

   C. THE CASES CITED BY APPELLEES ARE NOT RELEVANT

     Appellees argue that prior decisions of this and other courts establish that the TG Partnership is indispensable. (Appellees' Brief, pp. 18-32.) The decisions cited do not establish such a proposition. They each involved a situation in which the plaintiff sought an order against the absent party that was binding IN PERSONAM and effective to change that party's legal rights.

     Appellees place principal reliance on a 1918 decision of this Circuit, GENERAL INV. CO. V. LAKE SHORE & M.S. RY. CO., 250 F. 160 (6th Cir. 1918), aff'd 260 U.S. 261 (1922). The plaintiff there attempted to enjoin two railroad companies from consolidating. The Sixth Circuit held that one of the defendants (the New York Central) was indispensable insofar as the plaintiff "SOUGHT TO ENJOIN IT from voting its stock in the Lake Shore Company, and, in effect the same thing, to enjoin the Lake Shore Company from counting such stock or permitting it to be voted...... ID. at 171 (emphasis supplied). The Supreme Court affirmed, holding that "[a]s to so much of the bill as SOUGHT TO ENJOIN the New York Central Company from voting its shares in the Lake Shore Company, and to enjoin the latter from permitting it to vote them, we think it is obvious that the New York Central Company was an indispensable party.. . ." 260 U.S. at 285 (emphasis supplied). The relief sought in the
GENERAL INV. CO. case, in short, was an injunction which would have the purpose and effect of an order enforceable IN PERSONAM against the absent party. That is not the present case: Glancy has no dispute with the TG partnership, does not seek an injunction against it, and does not ask to prevent its votes from being counted.

     TUCKER V. NATIONAL LINEN SERV. CORP., 200 F.2d 858 (5th Cir. 1953), cert denied, 346 U.S. 817 (1953), also cited by Appellees, is inapposite for similar reasons. The plaintiff there sought an order canceling shares of stock held by a party not before the court. The Fifth Circuit held that because the relief sought was "in personam," the absent person was indispensable. ID. at 863. Glancy does not seek relief IN PERSONAM against the TG partnership. The equitable remedy would run against the named defendants only and would, if granted, result in no change in the partnership's legal rights.

     STEINWAY V. MAJESTIC AMUSEMENT CO., 179 F.2d 681 (10th Cir. 1949), cert. denied, 339 U.S. 947 (1950), also involved an attempt to obtain a judgment IN PERSONAM against an absent party. The plaintiff alleged that defendants engaged in a conspiracy to dominate a corporation by acquiring its stock and then warehousing the stock with one of the defendants. The plaintiff sought a declaration that the defendants had illegally acquired the stock and an injunction prohibiting all defendants from voting the stock so acquired. After concluding that that one defendant could not be joined, the court ruled that "[s]ince a decree granting any of the relief sought would affect the stock owned by the [absent defendant], it was necessarily an indispensable party to the action and the court had no alternative than to dismiss as to all defendants." ID. at 684. This case is distinguishable for reasons already discussed. Glancy has no dispute with the TG partnership, does not allege that it engaged in wrongdoing, and does not seek an injunction prohibiting it from voting its stock.

     Appellees' remaining case, KLAUS V. HI-SHEAR CORP., 528 F.2d 225 (9h Cir.
1975), is distinguishable for the same reasons. The district court there enjoined a party not before the court from voting its stock and prohibited the corporation from counting the votes if cast. The effect was an order IN PERSONAM against the absent party - a result that the court of appeals reversed on the ground that the absent party was not joined3. Glancy does not seek an injunction barring the TG partnership from voting its stock or an order prohibiting TCI from counting the votes if cast.

   111. GLANCY ESTABLISHED THE AMOUNT IN CONTROVERSY FOR PURPOSES OF 28 U.S.C. SS. 1332(A)

     Appellees argue, as an alternative grounds for affirming the decision below, that the allegations in the complaint were insufficient to satisfy the amount-in-controversy requirement of ss. 1332. Appellees' arguments are not well-conceived. Because it does not appear to a "legal certainty" that the claim for relief is less than $75,000, SEE ST. PAUL MERCURY INDEM. CO. V. RED CAB CO., 303 U.S. 283, 288-89 (1938); SELLERS V. O'CONNELL, 701 F.2d 575, 578 (6th Cir.
1983), Glancy has satisfied the jurisdictional amount.


   A. GLANCY'S DERIVATIVE CLAIMS SATISFY THE AMOUNT-IN-CONTROVERSY REQUIREMENT

     Appellees acknowledge that the complaint contains a derivative cause of action. They concede, at least implicitly, that the jurisdictional amount in derivative actions is measured from the perspective of the corporation, SEE KOSTER V. LUMBERMENS MUTUAL CASUALTY CO., 330 U.S. 518, 523 (1947) and that that the amount in controversy from TCI's perspective exceeds $75,000.

--------------
3 Further, although the court in HI-SHEAR referred to the absent party as "indispensable," the decision was based on a finding that it was a necessary party whose joinder was feasible under Rule 19(a); the court did not reach the question whether the party was indispensable under Rule 19(b).

     Appellees argue, however, that Glancy's derivative claim is not valid because he did not make a demand on the TCI directors prior to filing suit. (Appellees' Brief, pp. 49-52.) They argue that Mich. Comp. Laws ss. 450.1493a(a) requires demand in every derivative case and that failure to make such a demand requires dismissal. This argument goes to the merits. But the question before this Court is not whether, on the merits, Glancy was required to make a demand prior to filing his derivative action, but rather whether his failure to make a demand establishes to a "legal certainty" that the derivative suit can not proceed. This Court need not resolve disputed issues of state law in making such an assessment.

     Glancy's complaint alleged that demand was excused because it would be futile to ask the defendants to sue themselves (R.8 Amended Verified Class Action and Derivative Complaint p. 1142, Apx. pg. __). He argued that Michigan's shareholder derivative remedy preserves a "futility" exception to the demand requirement despite the state's adoption of the Model Business Corporation Act's approach to derivative litigation. Glancy cited CREER V. MICHIGAN NATIONAL CORP., 1990 U.S. Dist. Lexis 19725 (E.D. Mich. July 16th, 1990), a decision recognizing the continuing salience of the futility exception to the demand requirement in a case governed by Mich. Comp. Laws ss. 450.1493a. Although Appellees cite authority for the contrary proposition, it cannot be said to a legal certainty that Glancy's failure to make a demand is fatal to the derivative action. For the same reason, there is no substance to Appellees' argument that lack of demand makes the case unripe for adjudication.4

   B. THE DISTRICT COURT HAD SUPPLEMENTAL JURISDICTION OVER THE CLASS CLAIMS

     Since the derivative claims satisfy the amount-in-controversy requirement, the District Court had supplemental jurisdiction over the class claims under 28 U.S.C. ss. 1367(a). ROSMER V. PFIZER, INC., 263 F.3d 110, 114 (4th Cir. 2001);
GIBSON V. CHRYSLER CORP., 261 F.3d 927, 933-34 (9th Cir. 2001), cert denied sub nom. DAIMLERCHRYSLER V. GIBSON, 534 U.S. 1104 (2002); OLDEN V. LAFARGE CORP., 203 F.R.D. 254, 263-65 (E.D. Mich. 2001).

     In objecting to supplemental jurisdiction, Appellees suggest that there is no civil action here over which the District Court had original jurisdiction, and thus no basis for the exercise of supplemental jurisdiction over the class claims under ss. 1367(a) (Appellees' Brief, pp. 52-53). This argument is frivolous. Because jurisdiction over the derivative claims was proper, the

--------------
4 Moreover, ripeness analysis depends largely on a court's assessment of prudential factors. RENO V. CATHOLIC SOC. SERV., INC., 509 U.S. 43, 57, n.18
(1993). Given the fact-specific nature of the ripeness inquiry, it cannot be said to a legal certainty that the case is not ripe even if Glancy's demand were not excused.

predicate of a civil action falling in the District Court's original jurisdiction was satisfied.5

   C. THE CLASS CLAIMS SATISFIED THE AMOUNT-IN-CONTROVERSY REQUIREMENT

     Glancy also satisfied the amount-in-controversy with respect to the class claims.6 Glancy sought injunctive and declaratory relief on these claims, including a declaration that the Taubman family defendants' Series B stock does not have voting rights and/or should be donated to charity and an injunction prohibiting the Taubman family defendants from voting their Series B stock. These demands for equitable relief establish the jurisdictional amount.

     Federal courts are split on whether injunctive relief should be valued from the perspective of the plaintiff, the defendant, or either party. COMPARE, E.G., IN RE BRAND NAME PRESCRIPTION DRUGS ANTITRUST LITIG., 123 F.3d 599, 609 (7th Cir. 1997), cert. denied sub nom. ABBOTT LABORATORIES V HUGGINS, 522 U.S. 1153
(1998) (either party); OKLAHOMA RETAIL GROCERS ASSOC. V. WAL-MART STORES, INC., 605 F.2d 1155, 1159 (10th Cir. 1979)

--------------
5 It is equally clear for purposes of ss. 1367(a) that the class claims "form part of the same case or controversy" as the derivative claims.

6 Because the class claims independently satisfy the amount in controversy, the district court had supplemental jurisdiction over the derivative claims even if those claims otherwise fail to meet the jurisdictional threshold.

(either party); GOVERNMENT EMPLOYEES INS. CO. V. LALLY, 327 F.2d 568, 569 (4th Cir. 1964) (either party) WITH ALFONSO V. HILLSBOROUGH COUNTY AVIATION AUTH., 308 F.2d 724 (5th Cir. 1962) (plaintiff); SNOW V. FORD MOTOR CO., 561 F.2d 787, 790-91 (9th Cir. 1977) (plaintiff); COHEN V. OFFICE DEPOT, INC., 204 F.3d 1069, 1077 (11th Cir. 2000), cert. denied, 531 U.S. 957 (2000) (plaintiff).

     Appellees cite several decisions of this Court as purportedly holding that injunctive relief may be valued only from the plaintiff's perspective (Brief for Appellees at 43-46). These decisions, however, hardly constitute the "unbroken line of cases" that Appellees claim. To the contrary, NONE of them holds that injunctive relief must be valued from the plaintiff s perspective alone. In each of these cases the court simply valued the relief from the plaintiff's perspective without addressing the question at issue here - whether it is permissible as an alternative to value the relief from the defendant's viewpoint. This Court has NEVER decided whether the defendant's perspective can be used as an alternative measure.

     In BUTCHERS' & DROVERS' STOCK-YARDS CO. V. LOUISVILLE & N.R. CO, 67 F.35 (6th Cir. 1895), for example, the court held that the amount in controversy was satisfied from the plaintiff's perspective and did not consider whether it would be appropriate, in the alternative, to value the relief from the defendant's point of view. Similarly, in WISCONSIN ELECTRIC CO.
V. DUMORE CO., 35 F.2d 555 (6th Cir. 1929), the plaintiff sufficiently alleged the jurisdictional amount and the court had no reason to inquire as to whether the injunctive relief could be also valued from the defendant's perspective. In PINKSTON V. BROTHERHOOD OF LOCOMOTIVE FIREMEN & Enginemen, 69 F.2d 600 (6th Cir.
1934), aff'd, 293 U.S. 96 (1934), the court held that although the plaintiff could not aggregate her claims with those of others similarly situated, her individual claims satisfied the jurisdictional amount; the court did not consider whether the amount could be also satisfied with reference to the defendant's cost of compliance. PENNSYLVANIA R. CO. V. CITY OF GIRARD, 210 F.2d 437 (6th Cir. 1954) was the same: the court found that the injunctive relief, valued from the plaintiff's perspective, satisfied the jurisdictional amount, and accordingly did not reach the issue of whether it would also be appropriate to value the relief from the defendant's point of view. In GOLDSMITH V. SUTHERLAND, 426 F.2d 1395, 1398 (6th Cir.), cert. denied, 400 U.S. 960 (1970), the final decision relied on by Appellees as purportedly speaking to this issue, the plaintiff did not claim that the jurisdictional amount could be evaluated from the defendant's perspective and the court did not address the topic.7 The question whether either perspective can be used is a matter of first impression here.

     Recently, several district courts in this Circuit have allowed equitable relief to be valued from the defendant's perspective. IN RE CARDIZEM CD ANTITRUST LITIG., 90 F. Supp. 2d 819, 834-35 (E.D. Mich. 1999); CROSBY V. AMERICA ONLINE, 967 F. Supp. 257, 264-65 (N.D. Ohio 1997); BEDELL V. H.R.C. LTD., 522 F. Supp. 732 (E.D. Ky. 1981). Other district courts disagree. SEE, E.G., MCINTIRE V. FORD MOTOR CO., 142 F. Supp. 2d 911, 919 (S.D. Ohio 2001).

     Glancy respectfully suggests that the better interpretation is to allow consideration of defendant's viewpoint. When the plaintiff seeks injunctive relief the "matter in controversy" is the correction of the defendant's allegedly wrongful conduct. In such circumstances, the appropriate measure of value is the defendant's cost of compliance. Valuing injunctive relief from the defendant's perspective also appears more consistent with the principle that the jurisdictional amount is measured by the value of the "object of the litigation." HUNT V. WASHINGTON STATE APPLE ADVER. COMM'N,

--------------
7 BASICOMPUTER CORP. V. SCOTT, 973 F.2d 507, 510 (6th Cir. 1992), affirmed a district court decision employing the plaintiffs' viewpoint, but did not address the issue whether the defendant's viewpoint could be used as an alternative measure.

432 U.S. 333, 347 (1977); CINCINNATI INS. CO. V. ZEN DESIGN GROUP, LTD., 329 F.3d 546, 548 (6th Cir. 2003).

     If the defendant's perspective is employed here the amount in controversy undoubtedly exceeds $75,000. The requested injunctive relief, for example, seeks an order requiring that Robert and William Taubman not be allowed to vote their Series B stock, or in the alternative that their stock be donated to charity. Robert and William Taubman own at least 500,000 shares of Series B stock. That stock has equivalent voting rights as the common stock for which the Simon group offered $20 per share. Glancy offered the expert testimony of M. Travis Keath, a chartered financial analyst and certified public accountant, who opined that voting power of the 31,399,913 shares of Series B stock was worth at least $149.7 million, which equates to a value of at least $2,383,764 for the voting power of William and Robert Taubman's shares (R.7 Memorandum of Law in Support of Motion for Preliminary Injunction Ex. 10, Apx. pg. __). Glancy also relied on the expert opinion of Harvard Law School professor Lucian A. Bebchuk, who concluded that the voting power of Series B stock provided significant benefits to the Taubman family (including Robert and William Taubman) by entrenching them in control of TCI at the expense of the public shareholders (ID. Ex. 9, Apx. pg. __). Robert and William Taubman themselves demonstrated the value of the stock through their vigorous efforts in this litigation. It would be mind-boggling to suggest that the matter in controversy is less than $75,000 when judged from the defendants' standpoint. Appellees do not argue otherwise.

     Even if this Court employs a plaintiff's perspective to valuing injunctive relief under ss. 1332, Glancy satisfies the amount-in-controversy requirement. The rule that that class plaintiffs may not aggregate individual claims applies only when "separate and distinct" demands are united in a single suit for purposes of "convenience and economy." ZAHN V. INTERNATIONAL PAPER CO., 414
U.S. 291, 294 (1974), QUOTING TROY BANK V. G. A. WHITEHEAD & CO., 222 U.S. 39, 40-41 (1911). The rule is otherwise when plaintiffs unite to enforce a "single title or right" in which they have a "common and undivided interest." ID. Where a single title or right is involved, "it is enough if [class members'] interests COLLECTIVELY equal the jurisdictional amount." ID. (emphasis supplied).

     The relief requested here is unlike cases in which aggregation is denied on the ground that the requested injunctive relief enforces separate and distinct claims. SEE, E.G., IN RE FORD MOTOR COMPANY/CITIBANK (SOUTH DAKOTA), N.A., CARDHOLDER REBATE PROGRAM LITIGATION, 264 F.3d 952 (9th Cir. 2001), cert. dismissed, 537 U.S. 1 (2002)

(injunction requiring rebates on individual credit cards); ALVAREZ V. PAN AMERICAN LIFE INS. CO., 375 F.2d 992 (5th Cir.), cert. denied, 309 U.S. 827
(1967) (injunction to enforce rights under individual insurance policies); ALFONSO, 308 F.2d 724 (injunction to facilitate individual inverse condemnation claims).

     In marked contrast to these cases, the injunctive relief sought in the present case is grounded in an undivided right of the class as a whole. Class representative Glancy argues that the Series B stock was invalidly issued and that defendants would violate fiduciary duties if allowed to vote against the Simon offer. These arguments are premised on rights of the class as a whole rather than those of any individual shareholder. The requested remedy also seeks to advance the common and undivided interest of the class. An order prohibiting Robert and William Taubman from voting their Series B stock would provide no relief specific to individual class members. Neither would a declaration that these shares were invalidly issued or an order requiring that they be donated to charity. The equitable relief sought in the present case would advance the common and undivided interests of the class to receive loyal services from TCI's management and to participate in a corporation capitalized by validly issued securities.

     Further, the rights of individual class members to the equitable relief sought in this case cannot be determined independently of one another. If Robert and William Taubman are prohibited from voting their shares, or if their shares are ordered divested, the relief will necessarily benefit all class members. The right of any one class member to the requested relief cannot be determined without "implicating the rights of everyone involved. . ." GILMAN V. BHC SECS., INC., 104 F.3d 1418, 1423 (2d Cir. 1997). Accordingly, the injunctive relief sought here is not "but a means through which the individual claims may be satisfied," In re Ford Motor Co., supra, 264 F.3d at 959, but rather is an integral part of a process for vindicating rights held in common by the class.

     That the equitable relief sought here involves the common and undivided interests of the class members follows from EAGLE V. AMERICAN TELEPHONE AND TELEGRAPH CO., 769 F.2d 541 (9th Cir. 1985), cert. denied, 475 U.S. 1084 (1986).
This was a class action by former shareholders alleging that the defendant had misused its control shares to serve its own interest at the expense of the class. The Ninth Circuit held that the class members' claims could be aggregated with one another to satisfy the jurisdictional amount because their claims "derive entirely from an alleged injury to the corporation." ID. at 543. Similarly, the class in the present case alleges that the Taubman family defendants breached their fiduciary duties by misusing their share interests to benefit themselves at the expense of the class. The interests of the class here are equally common and undivided as those held entitled to aggregation in EAGLE.

     Appellees assert that SELLERS, SUPRA, is somehow "fatal" to the aggregation argument (Brief for Appellees at 47). In SELLERS, the class members sought individual monetary benefits under a pension fund. The class members' claims were obviously separate and distinct, and this Court so held. The facts of SELLERS bear no relationship to the present case where the class seeks to enforce a common an undivided interest.

     Appellees rely on SELLERS, not for its facts, but for its comment that "[a]n identifying characteristic. of a common and undivided interest is that if one plaintiff cannot or does not collect his share, the shares of the remaining plaintiffs are increased." SELLERS, 701 F.2d at 579. This statement has no bearing on the present case, where there are no "shares" to collect as a result of the requested relief. The quoted language from SELLERS was obviously intended as a nonexclusive EXAMPLE of a common interest, applicable to cases where class members claim shares in a limited pool of funds. The language was not, as Appellees suggest, meant to specify the SOLE AND EXCLUSIVE mark of a common interest. Many different fact patterns have been recognized as creating a common and undivided interests.8 The class's interest in the present case is an example. Accordingly, the class claims satisfy the jurisdictional amount.

                                   CONCLUSION

     Like all plaintiffs, Glancy was master of his complaint. ROGERS V. WAL-MART STORES, INC., 230 F.3d 868, 871 (6th Cir. 2000), cert. denied, 532 U.S. 953
(2001); GAFFORD V. GEN. ELEC. CO., 997 F.2d 150, 157 (6th Cir. 1993). Glancy's
complaint fully met the requirements of the diversity of citizenship statute, not only by maintaining complete diversity among the opposing parties, but also by setting forth good faith allegations sufficient to satisfy the jurisdictional amount. Glancy sought no relief enforceable against the TG partnership. In any event the interests of the partnership were adequately protected by Robert and William Taubman. Accordingly, the District Court's decision dismissing Glancy's complaint must be reversed.

--------------
8 SEE, E.G., TROY BANK, SUPRA (holders of notes secured by a single lien); SHIELDS V. THOMAS, 58 U.S. 3 (1854) (action by heirs claiming an interest in a decedent's estate); EAGLE V. AMERICAN TELEPHONE AND TELEGRAPH CO., SUPRA (action for breach of fiduciary duty); EDGERTON V. ARMOUR & CO., 94 F. Supp. 549, 553-54 (S.D. Cal. 1950) (action for an accounting); SKOKOMISH INDIAN TRIBE V. FRANCE, 269 F.2d 555 (9th Cir. 1959) (action to quiet title based on single conveyance); LOIZON V. SMH SOCIETE SUISSE DE MICROELECTRONICS, 950 F. Supp. 250 (N. D. 111.
1996) (action to enforce a program benefiting the class as a whole).

                                           Respectfully submitted,


                                             /s/ Marc L. Newman (P51393)
                                           -------------------------------------
                                           Marc L. Newman (P51393)
                                           MILLER & SHEA, P.C.
                                           1301 West Long Lake Road, Suite 135
                                           Troy, MI 48098
                                           Telephone:  (248) 267-8200
                                           Facsimile:  (248) 267-8211

OF COUNSEL

MILBERG WEISS BERSHAD                      Geoffrey P. Miller
 HYNES & LERACH LLP                        40 Washington Square South
Melvyn I. Weiss                            Suite 411G
Steven G. Schulman                         New York, NY 10012
Seth D. Rigrodsky                          Telephone: (212) 998-6329
One Pennsylvania Plaza
New York, NY 10119
Telephone:  (212) 594-5300

                     CERTIFICATE OF COMPLIANCE WITH RULE 32

     1. This brief complies with the type-volume limitation of Fed. R. App. P. 32(a)(7)(B) because it contains 6,584 words, excluding the parts of the brief exempted by Fed. R. App. P. 32(a)(B)(iii). The undersigned has relied on the "Word Count" feature contained in Microsoft(R) Word 2002, the word-processing system used to prepare this brief.

     2. This brief complies with the typeface requirements of Fed. R. App. P.32(a)(5) and the type style requirements of Fed. R. App. P. 32(a)(6) because it has been prepared in a proportionally spaced typeface using Microsoft(R) Word 2002 in 14 point font size and Times New Roman type style.

                                          /s/ Marc L. Newman (51393)
                                          --------------------------------------
                                          Marc L. Newman (51393)
                                          Miller Shea, P.C.
                                          Attorney for Appellant

Dated:     July 28th, 2003.

                             CERTIFICATE OF SERVICE

     I certify that on this date I caused a true and correct copy of the Proof Reply Brief of Appellant, and this Certificate of Service to be served by UPS overnight mail on:

Joseph Aviv, Esq.
Miro Weiner & Kramer
Suite 100
38500 Woodward Avenue
Bloomfield Hills, Michigan 48303-0908

I.W. Winsten
Honigman Miller Schwaqrtz and Cohn, LLP
2290 First National Building
Detroit, Michigan 48226-3583

Carl H. von Ende
Miller, Canfield, Paddock & Stone, P.L.C.
Suite 2500
150 West Jefferson Avenue
Detroit, Michigan 48226-4415

                                              /s/ Marc L. Newman
                                              ----------------------------------
                                              Marc L. Newman

Dated: July 28, 2003

Subscribed to and sworn before me this
28th day of July, 2003



--------------------------------
Notary Public